Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Bottomline Technologies (de), Inc. for the registration of 1,063,151 shares of its common stock and to the incorporation by reference therein of our report dated July 30, 2003, except for Note 15, as to which date is September 18, 2003, with respect to the consolidated financial statements and schedule of Bottomline Technologies (de), Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 1, 2004